Exhibit 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that they are jointly filing this statement on Schedule 13D, including all amendments thereto. Each of them is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the twenty-first day of December, 2023.

BROOKFIELD REINSURANCE LTD.

By:	/s/ Anna Knapman-Scott
Name: Anna Knapman-Scott
Title: Corporate Secretary

BAM RE TRUSTEE LTD.,
for and on behalf of
BAM RE PARTNERS TRUST

By:	/s/ Kathy Sarpash
Name: Kathy Sarpash
Title: Vice President

BAM RE HOLDINGS LTD.

By:	/s/ Anna Knapman-Scott
Name: Anna Knapman-Scott
Title: Secretary